Exhibit 99.1
Ligand Announces Corporate Restructuring
The Company is Rapidly Transforming into a Focused R&D and Royalty Driven Business
SAN DIEGO—(BUSINESS WIRE)—Jan. 31, 2007—Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) announced today that it is restructuring its business, pursuant to its new business model, by reducing its workforce by about 267 positions or approximately 76 percent.
     Key elements of the restructuring are as follows:
•	Ligand’s headcount following the reduction in force will be approximately 85 people down from a recent level of 352. Included in the 267-position reduction announced today are 40 home office employees and 23 field based employees whose employment was terminated at the beginning of January 2007 and approximately 62 Ligand employees who, under the previously disclosed terms of the agreement with King Pharmaceuticals, Inc., will be offered employment by King upon closing of the sale of AVINZA. Most of the restructuring will take place in the first quarter of 2007, with a small transitional team staying until mid-year.

•	The company’s current Chief Financial Officer, Paul V. Maier, will step down effective January 31, 2007. Tod G. Mertes, a vice president and Ligand’s current corporate controller, will assume the position of Interim CFO.

•	Associated with the restructuring and refocused business model of the company, several officers have agreed to step down, including the Chief Scientific Officer, General Counsel and the heads of human resources, operations, regulatory affairs and project management. Research and development will continue to be managed by our vice presidents currently in place.

•	The Company’s primary operations will be consolidated into one building with the goal to sublet unutilized space.

•	The Company’s subsidiary in the United Kingdom will be shut-down as soon as practicable, subject to local employment laws.

•	Severance packages will be provided to employees directly affected by the restructuring. Ligand expects to incur cash restructuring charges of approximately $10 to $12 million primarily associated with one-time employee severance benefits and change in control payments related to the divestiture of AVINZA. This estimate excludes non-cash expenses that would be recognized under SFAS 123 R, Share-based Payment (“SFAS 123 R”), in connection with the accelerated vesting or extension of the exercise period of stock options that is expected to occur under certain change of control employee agreements. Approximately $2.7 million of the estimated cash charge will be recorded in the fourth quarter of 2006 with the balance to be recorded in the first and second quarters of 2007. Additionally, fourth quarter 2006 charges will include approximately $0.3 million of non-cash compensation expense recognized under SFAS 123 R related to changes in stock options for certain employees terminated during that period.

•	On an annualized basis, the operating cash savings to the Company as a result of the eliminated positions is estimated to be $20 to $22 million. This estimate excludes non-cash stock compensation determined under SFAS 123 R.

•	Ligand’s collaborations with corporate partners including GlaxoSmithKline, Wyeth, Pfizer, TAP, and Eli Lilly and Ligand’s pending sale of AVINZA to King Pharmaceuticals, Inc. are not expected to be affected by the restructuring.

•	Ligand began its initial restructuring process in December of 2006 after the sale of its Oncology division and the sale-leaseback of its facilities. The Company eliminated 63 positions in the fourth quarter of 2006 as a result of these activities.
“Ligand is rapidly transforming into a highly focused R&D and royalty driven pharmaceutical company. While it is difficult to let go of employees who have made significant contributions to Ligand over the years, this is a required move to help align our Company’s resources with our main projects,” said John L. Higgins, President and Chief Executive Officer. “With the completed and pending divestiture of our commercial brands, a reduction in force was expected. I believe we have made important and necessary decisions and, out of respect for all of our employees, I am pleased that we could move through this process expeditiously. We have numerous exciting early stage programs, and I am confident our newly focused team will continue to conduct excellent research and operate a robust business.”
The Company will provide an outlook for its 2007 operating expenses during its Fourth Quarter 2006 earnings call expected to be held in early March around the filing of our Annual Report on Form 10-K.

Special Meeting of the Stockholders
The special meeting of Ligand’s stockholders will be held on February 12, 2007 to obtain stockholder approval of the sale of AVINZA to King Pharmaceuticals, Inc. In connection with the pending sale of AVINZA to King Pharmaceuticals, Inc., Ligand filed, with the Securities and Exchange Commission, a definitive proxy statement on January 24, 2007 which contains important information regarding the Company and the sale of AVINZA. Stockholders and investors can obtain free copies of these materials and other documents filed with the SEC at the SEC’s website at: http://www.sec.gov or on Ligand’s Investor Relations page at: http://www.ligand.com.
About Ligand
Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors. For more information, go to www.ligand.com.
Caution Regarding Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to reductions in workforce, facilities consolidation, operating savings, transformation to a research and development company, early stage programs, research and future business, the stockholders meeting, and the AVINZA asset sale. Actual events or results may differ from Ligand’s expectations. For example, we may not be able to complete our reductions in workforce or facilities consolidation on any particular or expected timeframe, we may not realize significant operating savings, we may not be able to successfully or timely complete a transformation of the company, our early stage programs or any specific business or research initiative(s). In addition we may not be able to obtain stockholder approval or consummate the AVINZA asset sale for other reasons, on time or at all. Any failure to accomplish these goals could cause our stock price to decrease. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via the Company’s internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACT: Ligand Pharmaceuticals Incorporated
John L. Higgins
Chief Executive Officer and President
858-550-7582
or
Erika Luib-De la Cruz
Investor Relations
858-550-7896